For the semi-annual period ended June 30, 2004.
File number 811-3336
Strategtic Partners Equity Fund, Inc.


SUB-ITEM 77-O

EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

Ia.

1. 	Name of Issuer
	China Life Insurance

2. 	Date of Purchase
	12/12/03

3. 	Number of Securities Purchased
	500

4. 	Dollar Amount of Purchase
	$9,340

5. 	Price Per Unit
	$18.68

6. 	Name(s) of Underwriter(s) or Dealer(s)
	From whom purchased
		CSFB

7. 	Other Members of the Underwriting Syndicate:

		JPMorgan Securities
		Daiwa Securities SMBC Europe Limited
		Merrill Lynch International
		Citigroup Global Markets Limited
		Nomura International
		Goldman Sachs International
		UBS Limited
		Morgan Stanley & Co. International Limited

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